Exhibit 3(f)

                         Preferred Shareholder Agreement


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                        PREFERRED STOCKHOLDERS AGREEMENT


         THIS PREFERRED STOCKHOLDERS AGREEMENT is made and entered into this 2nd day of November, 1998, by and between MICHAEL PORTER (hereinafter "Mr. Porter") and DAVID BEZALEL (hereinafter "Mr. Bezalel") (Mr. Porter and Mr. Bezalel being hereinafter sometimes referred to individually as "Stockholder" and collectively as "Stockholders") and ALOTTAFUN!, INC., a Delaware corporation (hereinafter the "Corporation").

                              W I T N E S S E T H:

         WHEREAS, the Stockholders shall each own 1,000,000 shares of Series A Preferred Stock of the Corporation (the shares of Mr. Bezalel to be issued upon his execution of this Agreement); and

         WHEREAS, the Stockholders desire to assure and provide for continuity in the management of the Corporation and to avoid the introduction of outside investors who might interfere with said management; and

         WHEREAS, the Stockholders desire to establish certain terms and conditions with regard to their ownership of the shares of Series A Preferred Stock of the Corporation and with regard to the management and operation of the business of the Corporation;

         NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and promises hereinafter set forth, the Stockholders and the Corporation agree as follows:

1.       Shareholdings.

         Each Stockholder acknowledges that each of the outstanding shares of Series A Preferred Stock of the Corporation will be validly issued, fully paid and non-assessable, and that said outstanding shares of Series A Preferred Stock will be held of record as follows:
                                     Number of Shares
         Name of Stockholder          Held of Record           Certificate No.
         -------------------          --------------           --------------

         Michael Porter             1,000,000                        P1
         David Bezalel              1,000,000                        P2

Each Stockholder represents that he is or will be the beneficial owner of all of the shares registered in his name as set forth in the aforesaid schedule ("Preferred Stock").


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         2.       Preemptive Rights.

         If in the future the Corporation issues new shares of stock of the same kind, class and series as that which is already owned by the Stockholders, including, without limitation, the issuance of previously authorized but unissued shares, then each Stockholder shall have the preemptive right to purchase his pro-rata share of the additional capital shares issued, and that such preemptive rights may not be eliminated except with the written consent of both of the Stockholders.

         3.       Restrictions on Conversion, Sale or Transfer.

         Neither Stockholder shall convert his Preferred Stock to common stock or gift, sell, transfer, hypothecate, pledge, assign or otherwise dispose of all or any part of his shares of Preferred Stock or any beneficial interest therein ("Beneficial Interest") without the prior written consent of the other Stockholder, which may be withheld for any reason in his sole discretion without liability. However, a Stockholder may pledge or encumber his Preferred Stock if the proceeds of such loan, which is secured by such stock, is used by or advanced to the Corporation. It is the intention of the parties that no court in any bankruptcy, divorce, competency or other proceeding shall have the right to involuntarily force such transfer or encumbrance or any change in Beneficial Interest without the prior written consent and waiver of the other Stockholder. Such consent may be withheld for any reason in such Stockholder's sole discretion without liability.

         4.       Right of First Refusal.

         a. Offering Notice. If either Stockholder receives a bona-fide offer for the purchase of all or any of the shares of the Preferred Stock owned by him (the recipient of any such offer being hereinafter called the "Offeror"), which is received during a period when sale of shares of the Preferred Stock is allowed and which the Offeror desires and intends to accept, before accepting such offer, he shall give notice (the "Offering Notice") to the other Stockholder (the "Offeree") which shall include a true copy of such offer.

         To constitute a bona-fide offer, any offer (i) shall be made by a principal identified in the offer, and not an agent acting on behalf of an undisclosed principal, (ii) shall be accompanied by a certified check of the prospective purchaser for a sum equal to at least two (2%) percent of the proposed purchase price, and (iii) the Offeror shall not prior to delivering the Offering Notice have been in violation or default of any material provision of this Agreement.

         In the Offering Notice, the Offeror shall offer to the Offeree the right to purchase the stock of the Offeror referred to in said offer at the same price and subject to the same terms and conditions as set forth in said offer. The Offeree shall notify the Offeror of his election within thirty (30) days of the date of his receipt of the Offering Notice. If the offer is accepted by the Offeree and notice in writing is given, the closing of the purchase shall take place at the principal office of the Corporation, or other mutually agreeable place on a mutually acceptable date, not more than sixty (60) days after receipt by the Offeror of the Offeree's notice of election to purchase.


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         b. Right to Sell to Third Party. If the Offeree has not timely accepted the offer as provided in subparagraph a. above, the offer shall be deemed to have been declined by the Offeree, and the Offeror shall be free to sell his shares to the third-party maker of the offer at a price and upon terms and conditions not less favorable than those set forth in the Offering Notice within thirty (30) days from the expiration of the right of the Offeree to elect to purchase, and all rights of the Offeree under this section with respect to such stock shall be deemed void and of no further force or effect, but the Offeree shall continue to enjoy the rights granted in this paragraph with respect to any and all subsequent sales. If the said stock is not so sold and the transfer not consummated within said sixty (60) day period, the said stock shall then again become subject to all the provisions hereof.

         5. Voting Rights Upon Death, Disability or Termination of Employment of a Stockholder.

         Upon the occurrence of any one of the following events ("Voting Trust Event"), the shares of Preferred Stock owned by the affected Stockholder shall automatically be transferred to the other Stockholder for the purpose of vesting in such other Stockholder as voting trustee, pursuant to ss.218 of the Delaware General Corporation Law, the exclusive right to vote such shares. Such right shall remain in effect on a permanent basis in the event of the death of a Stockholder, or for the period of time, as applicable, of the continuation of any disability of a Stockholder or the period of time during which a Stockholder is not employed by the Corporation.

         Any one of the following shall be a Voting Trust Event:

         a.       Death.  In the event of the death of a Stockholder.

         b. Disability. In the event that a Stockholder shall become physically or mentally disabled whereby he is unable to perform for the Corporation substantially the same services as he performed before he became disabled and such disability continues for at least one hundred and twenty (120) consecutive days, or for shorter periods aggregating at least one hundred and twenty (120) days during any consecutive twelve (12) month period.

         c. Termination of Employment. In the event a Stockholder's employment with the Corporation is terminated for any reason.

         Upon the occurrence of a Voting Trust Event, the certificate or certificates representing the shares of Preferred Stock owned by the Stockholder affected by the Voting Trust Event shall be surrendered to the Corporation by such Stockholder or by his personal representative, as applicable, for cancellation by the Corporation and a new certificate for such shares shall be issued to the other Stockholder as voting trustee with said new certificate stating thereon that it is issued pursuant to the voting trust provisions of this Agreement. Notwithstanding the foregoing, the owner of such shares shall retain all other rights with respect to the shares, including, but not limited to, the right to receive sales proceeds, dividends and distributions.


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         6.       Voting Agreement.

         Each Stockholder agrees to vote 100% of his shares of the Preferred Stock at all applicable times to (i) elect Michael Porter and David Bezalel as the sole directors of the Corporation and (ii) as recommended by the Board of Directors of the Corporation from time to time on all other issues that are submitted to a vote of the shareholders of the Corporation.

         7.       Covenant not to Compete, Solicit or Disclose.

         a. Non-Competition. Mr. Porter and Mr. Bezalel each hereby individually covenant and agree that during the term of this Agreement and for a period of two (2) years after the sale or transfer of all of his Preferred Stock as provided hereunder, he will not directly or indirectly as a sole proprietor, independent contractor, employee, consultant, agent, partner or joint venturer, or as an officer, director, stockholder, agent, servant or employee of any firm, person, entity, partnership or corporation, or otherwise, engage or participate in, or attempt to engage or participate in, any business that competes with the products offered by the Corporation.

         b.       Enforcement.

         (1) It is agreed and understood by and among the parties to this Agreement that the restrictive covenants set forth in subparagraph (a) above is an essential element of this Agreement. Further, Mr. Porter and Mr. Bezalel each acknowledge that the restrictions contained in subparagraph (a) above are reasonable and necessary to accomplish the mutual objectives of the parties and to protect their legitimate interests and the Corporation's business and business relationships. Mr. Porter and Mr. Bezalel further acknowledge that enforcement of the restrictions contained herein will not deprive them of the ability to earn a reasonable living and that any violation of the restrictions contained in this Agreement will cause irreparable injury to the Corporation. Such covenants shall be construed as an agreement independent of any other provision of this Agreement. The existence of any claim or cause of action of a Stockholder against the Corporation or the other Stockholder, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Corporation of such restrictive covenants.

         (2) It is agreed by the parties hereto that if any provision of the restrictive covenants set forth in subparagraph (a) is held to be invalid, unreasonable, arbitrary or against public policy, then such provision shall be considered divisible both as to time, geographical area and any other relevant feature, with each month of a specified period being deemed a separate period of time and each geographical market area being deemed a separate geographical area, it being the intention of the parties that a lesser period of time, geographical area or other relevant feature shall be enforced so long as the same is not unreasonable, arbitrary or against public policy. The parties hereto further agree that, in the event any court of competent jurisdiction determines that a specified time period, a specified geographical area or any other relevant feature is unreasonable, arbitrary or against public policy, a lesser time period, geographical area or other relevant feature which is determined to be reasonable, nonarbitrary and not against public policy may be enforced against a Stockholder and such Stockholder agrees to be bound thereby.



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         (3) The parties  hereto  agree that damages at law,  including  but not limited to monetary damages, will be an insufficient remedy to the Corporation and the other Stockholder in the event that the restrictive covenants of subparagraphs (a) above are violated and that, in addition to any remedies or rights that may be available to the Corporation, the Corporation and the other Stockholder also shall be entitled, upon application to a court of competent jurisdiction, to obtain injunctive relief, including but not limited to a temporary restraining order or temporary, preliminary or permanent injunction, to enforce the provisions of this Section as well as an equitable accounting of all profits or benefits arising out of any such violation.

         c. Reasonableness of Restrictions. The Stockholders recognize that the restrictions set forth in this Section are reasonable and properly required for the adequate protection of the business of the Corporation.

         8. Binding Agreement. This Agreement shall be binding upon the Stockholders, their heirs, legal representatives, successors or assigns, upon the Corporation, its successors or assigns and upon any person who may acquire any shares of the Preferred Stock or any interests therein, whether by voluntary transfer or by operation of law, and no person shall be permitted to become a holder of record of any of the shares of the Preferred Stock or any interest therein without first expressly acknowledging in writing that such shares will continue to be subject to the terms and provisions of this Agreement.

         9. Notices. Any notice or communication required or permitted to be delivered to either Stockholder under the terms and provisions of this Agreement shall be deemed to be delivered, whether actually received or not, when deposited in the United States mail, postage prepaid, certified, return receipt requested, addressed to such person at his most recent address shown on the books of the Corporation.

         10. Legend on Certificates. All certificates representing shares of the Preferred Stock shall be endorsed as follows:

                  The shares of stock represented by this certificate are subject to restrictions on transferability, voting and other matters imposed by a Preferred Stockholders' Agreement dated November __ , 1998, among the Corporation and certain of its stockholders, which Agreement is available upon request at the principal business office of the
                  Corporation.


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         11. Applicable Law. This Agreement shall be governed by the laws of the
State of Delaware.

         12. Complete Agreement; Amendment. This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements with respect to the subject matter hereof. This Agreement may not be amended, altered or modified except by a writing signed by the party against whom such amendment, alteration, or modification is sought to be enforced.

         13. Specific Enforcement. The parties hereby declare that it is impossible to measure in money the damages that will accrue to a party hereto or to personal representative of a deceased Stockholder by reason of a failure to perform any of the obligations under this Agreement. Therefore, if any party hereto or the personal representative of a decedent shall institute any action or proceeding to enforce any provision hereof, any person, including the Corporation, against whom such action or proceeding is brought hereby waives a claim or defense that such party or such personal representative has an adequate remedy at law and shall not urge at such action or proceeding the claim or defense that such a remedy at law exists.

         INTENDING TO BE LEGALLY BOUND, the parties hereto have executed this Agreement as of the date first above written.


----------------------                                  ALOTTAFUN!, INC.
Michael Porter
                                                        By:
                                                           -------------------
                                                               President
----------------------
David Bezalel



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